Exhibit 99.1

Media Contacts
Anita Liskey, 312.466.4613
William Parke, 312.930.3467
news@cme.com

Investor Contact
John Peschier, 312.930.8491
CME-E

FOR IMMEDIATE RELEASE

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and Profits; Net Income Grew 29 Percent in First-Quarter 2006

•	Record diluted earnings per share rose 28 percent to $2.61

•	Results driven by quarterly volume records across all product lines

CHICAGO, April 25, 2006 – Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME), today reported a 23 percent increase in net revenues to a record $263 million and a 29 percent increase in net income to a record $91 million for first-quarter 2006 compared with first-quarter 2005. These results were driven by record quarterly volumes across all product lines. Income before income taxes grew 27 percent to $151 million. Diluted earnings per share rose 28 percent to $2.61 from $2.04.

Average daily volume was a record 5.0 million contracts for first-quarter 2006, a 26 percent increase from first-quarter 2005. Trading on the CME Globex® electronic trading platform grew 31 percent from 2.6 million contracts per day in first-quarter 2005 to a record 3.4 million per day in first-quarter 2006. Electronic volume represented 69 percent of total CME volume in the quarter. In March, CME volume was a record 5.3 million contracts per day, up 24 percent from March 2005, and electronic volume rose 32 percent to a record 3.7 million contracts per day compared to March 2005.

“CME delivered record results across the board in the first quarter as we continued to broaden the reach of our products to customers around the world,” said CME Chairman Terry Duffy. “Through our agreement with NYMEX, which adds energy products to the CME Globex electronic trading platform, we will be the only exchange in the world providing market participants with a complete array of benchmark derivatives products. As we continue to offer our customers products with deep liquidity and an unparalleled technology platform, we will further develop our business and drive future growth.”

“We continue to invest in new technology that will spur further growth in electronic trading volume through increased speed and access for all users of our markets,” said CME Chief Executive Officer Craig Donohue. “In March, we traded a record 3.7 million contracts per day on CME Globex, up 135 percent over the past two years. To continue this momentum, in the first quarter we signed an agreement with Hewlett Packard to fully integrate their new Integrity NonStop servers that incorporate Intel® Itanium® processors into CME Globex. The result will be an increase in capacity for our production and disaster recovery systems, with faster processing speeds and lower annual maintenance costs. These efforts are designed to create additional value for our shareholders by providing faster and more efficient service to our expanding global customer base.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS® products, for which CME receives significantly lower clearing fees than other CME products, and CME Auction Markets™ products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Clearing and transaction fees rose 25 percent to $201 million from $161 million a year ago. Record quarterly average daily volume across all product lines fueled this growth. CME posted a 38 percent increase in foreign exchange product volume, to a record 407,000 contracts per day. In addition, CME interest rate volume increased 31 percent compared with the same quarter a year ago, averaging a record 2.9 million contracts per day; CME E-mini® products grew 14 percent, averaging a record 1.4 million contracts per day; and CME commodity products increased by 42 percent to a record 73,000 contracts per day.

The overall average rate per contract was 65.2 cents for the first quarter of 2006, down from 66.8 cents during the same quarter last year. The overall decrease in rate per contract was driven by an increase in CME Eurodollar options volume, our lowest priced major product offering and declining average rates within the foreign exchange product line.

Processing services generated $18 million in the first quarter, versus $17 million in first-quarter 2005. Quotation data fees were $20 million, versus $18 million in first-quarter 2005, due primarily to the price increase put in place at the beginning of January 2006.

Total expenses were $113 million for the first quarter of 2006, representing an 18 percent increase from $96 million for the same period in 2005, primarily due to the company’s continued investment in technology. In 2006, the company expects overall expense growth in the 12 to 13 percent range compared to 2005.

Capital expenditures and capitalized software development costs were $17 million for first-quarter 2006, compared with $16 million for first-quarter 2005. For the full year of 2006, the company continues to expect total capital expenditures to range from $90 to $100 million.

Income before income taxes was $151 million for first-quarter 2006, compared with $118 million for the same period in 2005. Operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 57 percent in first-quarter 2006, compared with 55 percent in first-quarter 2005.

The company reported net income of $91 million, or $2.61 per diluted share, for first- quarter 2006 compared with $71 million, or $2.04 per diluted share, for the same period in 2005.

CME’s working capital increased $72 million during first-quarter 2006, to more than $1.0 billion at March 31, 2006.

CME will hold a conference call to discuss first-quarter results at 8:30 a.m. Eastern Time today. A live audio Web cast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available after the call.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest and most diverse financial exchange in the world. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in interest rates, equities, foreign exchange and commodities. The exchange managed $47.0 billion in collateral deposits at March 31, 2006, including $3.8 billion in deposits for non-CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange, CME and Globex are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing agreement with the Chicago Board of Trade and NYMEX; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risk of our clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Mar. 31, 2006	Dec. 31, 2005
ASSETS Current Assets:
Cash and cash equivalents	$715,682	$610,891
Collateral from securities lending	2,463,043	2,160,893
Marketable securities, including pledged securities	274,386	292,862
Accounts receivable	115,984	86,980
Other current assets	33,517	39,669
Cash performance bonds and security deposits	585,572	592,127

Total current assets	4,188,184	3,783,422
Property, net of accumulated depreciation and amortization	152,560	153,329
Other assets	50,282	32,643

TOTAL ASSETS	$4,391,026	$3,969,394

LIABILITIES AND SHAREHOLDERS’ EQUITY Current Liabilities:
Accounts payable	$16,403	$23,553
Payable under securities lending agreements	2,463,043	2,160,893
Other current liabilities	98,023	53,354
Cash performance bonds and security deposits	585,572	592,127

Total current liabilities	3,163,041	2,829,927
Other liabilities	22,806	20,783

Total liabilities	3,185,847	2,850,710
Shareholders’ Equity	1,205,179	1,118,684

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,391,026	$3,969,394

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Quarter Ended March 31,
	2006	2005
REVENUES
Clearing and transaction fees	$200,797	$160,846
Processing services	18,125	16,796
Quotation data fees	20,100	17,777
Access fees	4,878	4,732
Communication fees	2,226	2,366
Investment income	11,409	5,476
Securities lending interest income	27,736	10,243
Other	5,202	5,670

TOTAL REVENUES	290,473	223,906
Securities lending interest expense	(27,097)	(9,716)

NET REVENUES	263,376	214,190

EXPENSES
Compensation and benefits	49,837	43,929
Communications	7,848	6,828
Technology maintenance	7,262	6,237
Professional fees and outside services	8,131	5,545
Depreciation and amortization	17,387	14,791
Occupancy	7,248	6,870
Licensing and other fee agreements	5,932	3,967
Marketing, advertising and public relations	3,096	2,238
Other	6,134	5,643

TOTAL EXPENSES	112,875	96,048

Income before income taxes	150,501	118,142
Income tax provision	(59,088)	(47,257)

NET INCOME	$91,413	$70,885

EARNINGS PER SHARE:
Basic	$2.64	$2.07

Diluted	$2.61	$2.04

Weighted average number of common shares:
Basic	34,581	34,166
Diluted	35,044	34,718

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

	1Q 2005	2Q 2005	3Q 2005	4Q 2005	1Q 2006
Trading Days	61	64	64	63	62

Average Daily Volume (Round Turns, in Thousands)

Interest rates	2,235	2,577	2,489	2,209	2,918
Equity E-mini	1,237	1,301	1,181	1,335	1,408
Equity standard-size	129	124	124	147	152
Foreign exchange	294	332	336	375	407
Commodities	51	46	50	51	73

Subtotal	3,946	4,380	4,180	4,117	4,958
TRAKRS	30	21	27	595	161

Total	3,976	4,401	4,207	4,712	5,119

Open outcry	1,276	1,210	1,263	1,107	1,467
Electronic (including TRAKRS)	2,648	3,144	2,897	3,556	3,595
Privately negotiated	52	47	47	49	57

Total	3,976	4,401	4,207	4,712	5,119

Transaction Fees (in Thousands)

	1Q 2005	2Q 2005	3Q 2005	4Q 2005	1Q 2006
Interest rates	$71,003	$83,429	$79,955	$70,840	$89,194
Equity E-mini	50,048	57,185	53,255	59,427	62,183
Equity standard-size	10,319	10,552	11,125	13,271	13,452
Foreign exchange	26,621	28,796	29,079	29,442	31,616
Commodities	2,832	2,589	2,896	3,009	4,144

Subtotal	160,823	182,551	176,310	175,989	200,589
TRAKRS	23	17	20	468	208

Total	$160,846	$182,568	$176,330	$176,457	$200,797

Open outcry	$36,987	$36,190	$37,438	$35,677	$43,406
Electronic (including TRAKRS)	112,416	135,429	127,812	129,088	144,776
Privately negotiated	11,443	10,949	11,080	11,692	12,615

Total	$160,846	$182,568	$176,330	$176,457	$200,797

Average Rate Per Contract (RPC)

	1Q 2005	2Q 2005	3Q 2005	4Q 2005	1Q 2006
Interest rates	$0.521	$0.506	$0.502	$0.509	$0.493
Equity E-mini	0.663	0.687	0.705	0.706	0.712
Equity standard-size	1.315	1.330	1.400	1.436	1.427
Foreign exchange	1.483	1.357	1.353	1.246	1.253
Commodities	0.904	0.870	0.904	0.944	0.915

Average (excluding TRAKRS)	$0.668	$0.651	$0.659	$0.678	$0.652

TRAKRS	0.012	0.012	0.011	0.012	0.021
Overall average RPC	$0.663	$0.648	$0.655	$0.594	$0.633

Open outcry	$0.475	$0.467	$0.463	$0.512	$0.477
Electronic (including TRAKRS)	0.696	0.673	0.690	0.576	0.650
Electronic (excluding TRAKRS)	0.704	0.678	0.696	0.690	0.679
Privately negotiated	3.611	3.615	3.674	3.759	3.583

Overall average RPC	$0.663	$0.648	$0.655	$0.594	$0.633

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